Exhibit 99.1

   Build-A-Bear Workshop, Inc. Reports Outstanding Growth in Sales and Net Income in the Fiscal 2004 Fourth Quarter and Full Year


    ST. LOUIS--(BUSINESS WIRE)--March 10, 2005--Build-A-Bear Workshop, Inc. (NYSE:BBW):

    -- Fourth quarter net income increased 19.9%, slightly exceeding company guidance. Full year net income increased 162.5%.

    -- Fourth quarter earnings per diluted share were $0.32 vs. $0.30 in fiscal 2003, an increase of 6.7%. Full year earnings per diluted share were $1.07 vs. $0.43 in fiscal 2003, an increase of 148.8%.

    -- 2004 full year results include non-cash stock-based compensation expense (reduced earnings $0.07 per diluted share) and lease accounting corrections (reduced earnings
        $0.01 per diluted share). Lease accounting corrections were not included in our previous guidance.

    -- Fiscal 2005 earnings guidance remains $1.29 to $1.35 per diluted share, representing net income growth of 31% to 37% compared to fiscal 2004 -- lease accounting corrections are expected to be neutral to diluted earnings per share in 2005.

    Build-A-Bear Workshop, Inc. (NYSE:BBW), an interactive entertainment retailer of customized stuffed animals, announced that total revenue for the fiscal 2004 fourth quarter (13 weeks ended Jan. 1, 2005) increased 36.0% to $99.4 million, compared to $73.1 million in the prior year's fourth quarter (14 weeks ended Jan. 3, 2004). For the full year fiscal 2004 (52 weeks ended Jan. 1, 2005), total revenue increased 41.2% to $301.7 million, compared to $213.7 million in fiscal 2003 (53 weeks ended Jan. 3, 2004).
    Fourth quarter net income increased 19.9% to $6.3 million or $0.32 per diluted share on 19.7 million diluted shares outstanding. This compares to net income as restated of $5.3 million, or $0.30 per diluted share on 17.8 million diluted shares outstanding in last year's fourth quarter. For the full year fiscal 2004, net income increased 162.5% to $20.0 million or $1.07 per diluted share on 18.6 million diluted shares outstanding. This compares to net income as restated of $7.6 million or $0.43 per diluted share on 17.5 million shares outstanding in fiscal 2003.
    "2004 was an outstanding year for Build-A-Bear Workshop," said Chairman and Chief Executive Bear Maxine Clark. "Our net income showed significant growth as a result of our investment in marketing, which focused on building the brand and raising awareness. We realized revenue contribution from international franchising and third-party licensing - businesses that we expect to increasingly contribute to our bottom-line results. And, we continued to improve our highly productive and profitable store economic model, achieving sales per square foot of $602 compared to $503 in 2003, an increase of 20%. 2004 provided a solid foundation for continued growth and improvement and we are pleased that our results were slightly better than our guidance.
    "In 2005, we will build on our 2004 success," added Clark. "We are excited to add two new baseball park stores and three new friends 2B made(R) stores to our 2005 growth plans. And we continue to enhance our strategy of taking our brand wherever families go to have fun with our new Build-A-Bear Workshop On Tour mobile store. To date, our first quarter sales are on target with our previous guidance. March is a significant month for us with the anniversary of our appearance on a nationally syndicated TV show, as well as the shift of the Easter holiday from the second quarter in 2004 to the first quarter in 2005."
    The company has completed its review of lease accounting. Corrections to lease accounting methods are reflected in the restated financial results and fiscal 2005 financial guidance. The impact of these corrections to fiscal 2004 full year results was to reduce earnings by $0.3 million pre-tax, $0.2 million net of tax, or $0.01 per diluted share. The corrections had no impact on fourth quarter earnings per share. The impact of these corrections to fiscal 2003 full year results was to reduce earnings by $0.6 million pre-tax, $0.4 million net of tax, or $0.02 per diluted share.
    Fiscal 2004 fourth quarter and full year results include the impact of non-cash stock-based compensation expense of $1.4 million pre-tax ($1.0 million net of tax or $0.05 per diluted share) and $1.9 million pre-tax ($1.4 million net of tax or $0.07 per diluted share), respectively. No stock-based compensation expense was recognized in fiscal 2003. See further discussion of non-cash stock-based compensation expense in this press release.
    Comparisons made between fiscal 2004 and fiscal 2003 should recognize that the fiscal 2004 fourth quarter included 13 weeks and the full year included 52 weeks, while the fiscal 2003 fourth quarter included 14 weeks and the full year included 53 weeks.

    Fiscal 2004 Fourth Quarter

    Fiscal 2004 fourth quarter total revenue includes net retail sales of $98.8 million, an increase of $25.8 million or 35.3% compared to last year's fourth quarter. Net retail sales growth was primarily driven by comparable store sales growth of 23.3% and the addition of 21 new stores opened during 2004. Fourth quarter total revenue includes revenue from international franchise fees totaling $348,000, an increase of $258,000 compared to last year's fourth quarter, and licensing revenue totaling $245,000, compared to no licensing revenue last year.
    Fourth quarter net income growth of $1.0 million, compared to the fiscal 2003 fourth quarter, was driven primarily by increased revenue and improved leverage on costs and expenses. Gross margin rate improved to 52.7% up from 49.2% in the fiscal 2003 fourth quarter, as strong sales volume leveraged store occupancy costs and produced purchasing cost efficiencies. Selling, general and administrative expense as a percent of total revenue increased to 41.7% from 37.1% primarily due to higher marketing spending, which increased $4.4 million to $10.8 million from $6.4 million, and non-cash stock-based compensation expense of $1.4 million.
    During the fourth quarter, the company opened six new Build-A-Bear Workshop (BABW) retail stores in the United States and Canada, compared with opening seven BABW stores during the same period last year. Also during the fourth quarter, the company opened its first two friends 2B made (F2BM) stores adjacent and connected to existing BABW stores.

    Fiscal 2004 Full Year

    Fiscal 2004 total revenue includes net retail sales of $300.5 million, an increase of $87.0 million or 40.8% compared to fiscal 2003. Net retail sales growth was driven by comparable store sales growth of 18.1% and the addition of 21 new stores opened during the year. Fiscal 2004 total revenue includes revenue from international franchise fees totaling $846,000, an increase of $602,000 compared to fiscal 2003, and licensing revenue totaling $347,000, compared to no licensing revenue in fiscal 2003.
    Fiscal 2004 net income growth of $12.4 million, compared to fiscal 2003, was driven primarily by higher net retail sales, a significant increase in retail gross margin rate and lower store pre-opening expenses. Gross margin rate improved to 49.5% up from 45.5% in fiscal 2003. Marketing and advertising spending in fiscal 2004 increased $12.6 million to $22.7 million or 7.5% of total revenue. During 2004, Build-A-Bear Workshop launched a national television advertising campaign designed to raise consumer awareness of the Build-A-Bear Workshop brand.
    In the United States and Canada during fiscal 2004, the company opened 21 new BABW stores and two F2BM stores, and closed one BABW store increasing total square footage to 514,986 square feet. During fiscal 2003 the company opened 43 BABW stores, closed one BABW store and ended the year with total store square footage of 462,484 square feet.
    During fiscal 2004, international franchisees opened 12 stores in four countries -- ending the year with stores in the United Kingdom (4 stores), Japan (4 stores), Denmark (2 stores) and Australia (2 stores) -- and closed one store in Seoul, South Korea at the end of December 2004. The South Korea franchise has been transferred to a new franchisee which will reopen the Seoul store in a new location in May 2005.

    Lease Accounting

    As previously announced, the company has reviewed its lease accounting methods in light of new clarification of Generally Accepted Accounting Principles provided by the Chief Accountant of the Securities and Exchange Commission. As a result of this review, and discussions with its independent auditor, the company has corrected its lease accounting methods and will restate prior period financial statements in its annual report on Form 10-K for fiscal 2004.
    Historically, the company had recognized rent expense for leases on a straight-line basis beginning on the earlier of the store opening date or lease commencement date. This had the effect of excluding the build-out period from the calculation of the period over which rent is expensed. The company has determined that it will correct this practice to include the build-out period in the calculation of the period over which rent is expensed.
    Furthermore, the company had accounted for landlord allowances as a reduction of the cost of leasehold improvements. The company has determined that it will now account for landlord allowances as a deferred credit that will be recognized over the term of the lease as a reduction of rent expense. The term of the lease, as mentioned above, will now include the build-out period. These corrections to lease accounting methods will not have an impact on the cash flow and rent expense recognized over the periods of the underlying leases. See Supplemental Information Table for Lease Accounting Corrections for further information.

    Non-Cash Stock-Based Compensation Expense

    The non-cash stock-based compensation expense recorded in fiscal 2004 relates to stock options granted during the first half of 2004 at $8.78 per share, which an independent appraisal had determined was fair value at the time. Subsequently, it was determined that the fair value of the underlying common stock should have been $15.00 per share. Accordingly, a $1.9 million pre-tax stock-based compensation expense was recorded over the vesting period of the options. As a result of the initial public offering (priced on October 27, 2004) all of these option grants became fully vested. A portion ($0.5 million pre-tax, $0.4 million net of tax or $0.02 per diluted share) of the expense was recognized in the fiscal 2004 third quarter and the balance ($1.4 million pre-tax, $1.0 million net of tax or $0.05 per diluted share) was recognized in the fourth quarter.

    Outlook

    The company's sales and earnings guidance for 2005 remains unchanged and reflects lease accounting corrections, which have no impact on guidance.
    At this time, the company expects fiscal 2005 (52 weeks ended Dec. 31, 2005) net income in the range of $26.1 million to $27.3 million, representing net income growth of 31% to 37% compared to fiscal 2004. Diluted earnings per share (EPS) are expected to be in the range of $1.29 to $1.35 and comparable store sales growth is expected to be approximately 3%.
    In the first quarter of fiscal 2005 (13 weeks ended April 2, 2005) the company expects net income in the range of $6.4 million to $6.8 million, EPS in the range of $0.32 to $0.34 and comparable store sales growth in the range of 5% to 7%. These expected results compare to fiscal 2004 first quarter net income of $5.3 million or diluted EPS of $0.30.
    In the second quarter of fiscal 2005 (13 weeks ended July 2, 2005) the company expects net income in the range of $4.7 million to $5.1 million, diluted EPS in the range of $0.23 to $0.25 and comparable store sales growth in the range of 2% to 3%. These expected results compare to fiscal 2004 second quarter net income of $4.9 million, or diluted EPS of $0.27.
    Build-A-Bear Workshop expects to open approximately 30 new BABW stores in the United States and Canada, including a flagship store in New York City, and three new F2BM stores in fiscal 2005. International franchisees expect to open 15 to 20 new stores in fiscal 2005.
    The company expects to begin expensing stock-based compensation in the third quarter of fiscal 2005 as required by SFAS 123R, Share-Based Payment. Fiscal 2005 guidance does not include the impact of SFAS 123R.

    Other News

    Build-A-Bear Workshop will host its first Annual Meeting of Shareholders in St. Louis, Missouri, on Thursday, May 12, 2005, at 10:00 a.m. local time.

    Today's Conference Call Webcast

    Today at 9:00 a.m. EST, Build-A-Bear Workshop will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2004 fourth quarter and full year results. The webcast can be accessed at http://ir.buildabear.com. Following the live discussion, a replay of the webcast will be available until our next quarterly conference call.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. (NYSE: BBW), with fiscal 2004 total revenue of $301.7 million, is the leading and only national company that offers Guests an interactive "make your own stuffed animal" retail-entertainment experience. The first store opened in St. Louis in 1997 and as of February 2005 the company operated 170 stores in 40 states and Canada. With the opening of its first international store in Sheffield, England in the fall of 2003 and the addition of international stores in Japan, Denmark and Australia in 2004, Build-A-Bear Workshop has become the global leader in the teddy bear business. In November 2004, the company opened two friends 2B made(R) stores, the newest concept launch from Build-A-Bear Workshop. For more information about the company and its products call (888) 560-BEAR
(2327) or visit the company's award-winning website at www.buildabear.com.

    Forward-Looking Statements

    Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, company financial performance, sales growth, new store openings, any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, those detailed in our final prospectus dated October 28, 2004 under the caption "Risk Factors" and the following: (1) we may be unable to maintain our current comparable store sales growth; (2) our marketing initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
(3) we may be unable open new stores to effectively manage our growth;
(4) we may be unable to effectively manage our international franchises or laws relating to those franchises may change; (5) we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; (6) customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; (7) general economic conditions may decrease, which could lead to reduced consumer demand for our products; (8) our market share could be adversely affected by a significant number of competitors;
(9) we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; (10) the ability of our principal vendors to deliver merchandise may be disrupted; (11) the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; (12) third parties that manage our warehousing and distribution functions may perform poorly; (13) we may fail to renew, register or otherwise protect our trademarks or other intellectual property; (14) we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; (15) we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms, or may violate the terms of our current leases; (16) we may experience failures in our communications or information systems; (17) terrorism or the uncertainty of future terrorist attacks or war could reduce consumer confidence and mall traffic; (18) we may become subject to challenges relating to overtime pay or other regulations relating to our employees; (19) we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise, and (20) we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations.
    These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Operations
       (dollars in thousands, except share and per share data)


                        13 Weeks                14 Weeks
                          Ended                   Ended
                       January 1,  % of Total  January 3,  % of Total
                          2005     Revenues(1)    2004     Revenues(1)
                       ----------- ----------- ----------- -----------
Revenues:                                      (restated)
 Net retail sales     $    98,836       99.4% $    73,035        99.9%
 Franchise fees               348        0.3           90         0.1
 Licensing revenue            245        0.2           --         0.0
                       ----------- ----------  ----------- -----------
  Total revenues           99,429      100.0       73,125       100.0
                       ----------- ----------  ----------- -----------
Costs and expenses:
 Costs of merchandise
  sold                     46,720       47.3       37,078        50.8
 Selling, general,
  and administrative       41,478       41.7       27,161        37.1
 Store preopening             714        0.7          372         0.5
 Interest expense
  (income), net              (129)       0.1            3         0.0
                       ----------- ----------  ----------- -----------
  Total costs and
   expenses                88,783       89.3       64,614        88.4
                       ----------- ----------  ----------- -----------
  Income before
   income taxes            10,646       10.7        8,511        11.6
Income tax expense          4,344        4.4        3,257         4.5
                       ----------- ----------  ----------- -----------
  Net income                6,302        6.3        5,254         7.2
Cumulative dividends
 and accretion of
 redeemable preferred
 stock                        125                     492
Cumulative dividends
 of nonredeemable
 preferred stock               --                     113
                       -----------             -----------
  Net income
   available to
   common and
   participating
   preferred
   stockholders       $     6,177             $     4,649
                       ===========             ===========

Net income allocated
 to common
 stockholders         $     6,177             $       104
                       ===========             ===========

Net income allocated
 to participating
 preferred
 stockholders         $        --             $     4,545
                       ===========             ===========

Earnings per common
 share:
  Basic               $      0.45             $      0.48
                       ===========             ===========
  Diluted             $      0.32             $      0.30
                       ===========             ===========
Shares used in
 computing common per
 share amounts:
  Basic                13,870,389                 217,519
  Diluted              19,650,953              17,759,083


(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Operations
       (dollars in thousands, except share and per share data)


                         52 Weeks                53 Weeks
                           Ended                   Ended
                        January 1,  % of Total  January 3,  % of Total
                           2005     Revenue(1)     2004     Revenue(1)
                        ----------------------- ----------------------
Revenues:                                       (restated)
 Net retail sales      $   300,469       99.6% $   213,427       99.9%
 Franchise fees                846        0.3          245        0.1
 Licensing revenue             347        0.1           --        0.0
                        ----------- ----------  ----------- ----------
   Total revenues          301,662      100.0      213,672      100.0
                        ----------- ----------  ----------- ----------
Costs and expenses:
 Costs of merchandise
  sold                     151,588       50.5      116,287       54.5
 Selling, general, and
  administrative           115,254       38.2       81,091       38.0
 Store preopening            2,186        0.7        3,859        1.8
 Interest expense
  (income), net               (299)      (0.1)         (58)      (0.0)
                        ----------- ----------  ----------- ----------
   Total costs and
    expenses               268,729       89.1      201,179       94.2
                        ----------- ----------  ----------- ----------
   Income before
    income taxes            32,933       10.9       12,493        5.8
Income tax expense          12,934        4.3        4,875        2.3
                        ----------- ----------  ----------- ----------
   Net income               19,999        6.6        7,618        3.6
Cumulative dividends
 and accretion of
 redeemable preferred
 stock                       1,262                   1,970
Cumulative dividends
 of nonredeemable
 preferred stock               263                     455
                        -----------             -----------
   Net income
    available to
    common and
    participating
    preferred
    stockholders       $    18,474             $     5,193
                        ===========             ===========

Net income allocated
 to common
 stockholders          $     8,519             $       116
                        ===========             ===========

Net income allocated
 to participating
 preferred
 stockholders          $     9,955             $     5,077
                        ===========             ===========

Earnings per common
 share:
  Basic                $      2.30             $      0.53
                        ===========             ===========
  Diluted              $      1.07             $      0.43
                        ===========             ===========
Shares used in
 computing common per
 share amounts:
  Basic                  3,702,365                 217,519
  Diluted               18,616,435              17,546,348


(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
           Unaudited Condensed Consolidated Balance Sheets
              (dollars in thousands, except share data)


                                              January 1,   January 3,
                                                2005         2004
                                             ------------ ------------
                                                           (restated)
                   ASSETS
 Current assets:
  Cash and cash equivalents                      $67,327      $20,601
  Inventories                                     30,791       22,573
  Receivables                                      3,792        2,163
  Prepaid expenses and other current assets        5,320        4,215
  Deferred tax assets                              2,725        1,531
                                             ------------ ------------
    Total current assets                         109,955       51,083

 Property and equipment, net                      75,815       73,635
 Goodwill                                              -           97
 Other intangible assets                           1,411        1,493
 Other assets, net                                 2,056        1,902
                                             ------------ ------------
 Total Assets                                   $189,237     $128,210
                                             ============ ============

     LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                               $25,767      $21,822
  Accrued expenses                                13,966        6,366
  Other current liabilities                       22,222       12,432
                                             ------------ ------------
    Total current liabilities                     61,955       40,620
                                             ------------ ------------

 Deferred franchise revenue                        2,075        1,957
 Deferred rent                                    26,426       23,801
 Other liabilities                                   732          877
 Deferred tax liabilities                          2,539        3,220
 Redeemable preferred stock, at redemption
  price                                                -       37,890

 Stockholders' equity:
  Nonredeemable preferred stock, at par value          -           94
  Common stock, par value $0.01.                     196            5
  Additional paid-in capital                      77,708       10,918
  Retained earnings                               19,386       10,649
  Notes receivable from officers                  (1,770)      (1,821)
  Unearned Compensation                              (10)           -
                                             ------------ ------------
    Total stockholders' equity                    95,510       19,845
                                             ------------ ------------
 Total Liabilities and Stockholders' Equity     $189,237     $128,210
                                             ============ ============




             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
      Unaudited Condensed Consolidated Statements of Cash Flows
                        (dollars in thousands)


                                              52 Weeks     53 Weeks
                                                Ended        Ended
                                              January 1,   January 3,
                                                2005         2004
                                             ------------ ------------
                                                           (restated)
 Cash flows from operating activities:
  Net income                                     $19,999       $7,618
  Adjustments to reconcile net income to
   net cash from operating activities:
   Depreciation and amortization                  14,948       12,840
   Deferred taxes                                 (1,875)       1,394
   Tax benefit from exercise of non-qualified
    options                                          410            -
   Loss on disposal of property and equipment        533          340
   Impairment of goodwill                             97          200
   Impairment charge (credit)                        (54)           -
   Stock-based compensation                        1,974            -
   Change in assets and liabilities:
    Inventories                                   (8,218)      (1,002)
    Receivables                                   (1,629)          49
    Prepaid expenses and other current assets     (1,105)      (3,397)
    Accounts payable                               3,998        4,483
    Accrued expenses and other liabilities        19,449        9,245
                                             ------------ ------------
     Net cash provided by operating
      activities                                  48,527       31,770
                                             ------------ ------------
 Cash flows from investing activities:
  Purchases of property and equipment            (16,494)     (24,917)
  Purchases of other assets                       (1,238)      (1,918)
  Purchase of minority interest in subsidiary          -         (200)
                                             ------------ ------------
     Net cash used in investing activities       (17,732)     (27,035)
                                             ------------ ------------
 Cash flows from financing activities:
  Payment of cash dividend                       (10,000)           -
  Exercise of employee stock options                  52            -
  Collection of note receivable                      144            -
  Proceeds from initial public offering, net
   of offering costs                              25,735            -
                                             ------------ ------------
     Net cash provided by financing
      activities                                  15,931            -
                                             ------------ ------------
     Net increase in cash and cash
      equivalents                                 46,726        4,735
 Cash and cash equivalents, beginning of year     20,601       15,866
                                             ------------ ------------
 Cash and cash equivalents, end of year          $67,327      $20,601
                                             ============ ============




             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
             Unaudited Selected Financial and Store Data
           (dollars in thousands, except square foot data)


                           13 Weeks   14 Weeks   52 Weeks   53 Weeks
                             Ended      Ended      Ended      Ended
                           January 1, January 3, January 1, January 3,
                             2005       2004       2005       2004
                           ---------- ---------- ---------- ----------

Other financial data:
 Gross margin ($)(1)      $   52,116     35,957 $  148,881     97,140
 Gross Margin (%)(1)            52.7%      49.2%      49.5%      45.5%
 Capital expenditures(2)  $    5,216      4,227 $   16,494     24,917
 Depreciation and
  amortization            $    4,132      3,891 $   14,948     12,840


Store data(3):
 Number of stores at end
  of period(4)                                         170        150
 Store square footage at
  end of period(4)                                 514,986    462,484
 Average net retail sales
  per store(5)                                  $    1,857      1,605
 Net retail sales per
  gross square foot(6)                          $      602        503
 Comparable store sales
  change (%)(7)                 23.3%    (12.5)%      18.1%    (15.9)%



(1) Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.

(2) Capital expenditures consists of leasehold improvements, furniture and fixtures, and computer equipment and software purchases.

(3) Excludes our webstore and seasonal and event-based locations.

(4) End of period information is the same for both quarterly and annual periods.

(5) Average net retail sales per store represents net retail sales from stores open throughout the entire period divided by the total number of such stores. Calculated on an annual basis only.

(6) Net retail sales per gross square foot represents net retail sales from stores open throughout the entire period divided by the total gross square footage of such stores. Calculated on an annual basis only.

(7) Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.



             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
     Supplemental Information Table for Lease Accounting Changes
                        (dollars in thousands)


The following tables present the impact of the corrections of lease accounting on the periods indicated:


                          January 3, 2004
                      -----------------------
                    As Previously
                      Reported(1) As Restated
                      ------------------------
Balance Sheet Data
Property and
 equipment, net      $   $56,358      73,635
Accounts payable          22,187      21,822
Deferred Rent              3,403      23,801
Deferred tax
 liabilities               4,281       3,220
Retained Earnings         12,343      10,649


                           14 Weeks Ended           53 Weeks Ended
                          January 3, 2004          January 3, 2004
                      -----------------------  -----------------------
                    As Previously            As Previously
                       Reported   As Restated  Reported(1) As Restated
                      ------------------------ -----------------------
Statement of
 Operations Data
Costs of Merchandise
 Sold                $    37,107      37,078  $   116,515     116,287
Store Preopening             343         372        3,045       3,859
Income before Income
 Taxes                     8,511       8,511       13,079      12,493
Income Tax Expense         3,257       3,257        5,101       4,875
Net Income                 5,254       5,254        7,978       7,618
Net Income allocated
 to common
 stockholders                104         104          124         116
Net Income allocated
 to participating
 preferred
 stockholders              4,545       4,545        5,429       5,077
Earnings per common
 share:
   Basic                    0.48        0.48         0.57        0.53
   Diluted                  0.30        0.30         0.45        0.43

Statement of Cash
 Flows Data
Net cash provided by
 operating
 activities                                        25,215      31,770
Net cash used in
 investing
 activities                                       (20,480)    (27,035)


(1) Certain reclassifications were made to prior years' financial statements to be consistent with fiscal year 2004 presentation.



    CONTACT: Build-A-Bear Workshop Inc., St. Louis
             Investors: Molly Salky, 314-423-8000 Ext. 5353 or
             Media: Jill Saunders, 314-423-8000 Ext. 5293